Annual ShareHolder Meeting Results
The Funds held their annual meeting of
Shareholders on December 29, 2004. Common
Preferred shareholders of each fund voted to reelect R
Peter Sullivan III as a class II Trustee to serve until 2007 And to elect David C. Flattum as a class III Trustee to serve Until 2005. Preferred shareholders voted to relect John
J. Dalessandro II as a class II Trustee to serve until 2007.

The resulting vote count is indicated below

                              Affirmative          Withhold Authority
Municipal III

Reelection of John J. Dalessandro 10127      58
Election of David C. Flattum        23568352  302812
Reelection of R. Peter Sullivan    23564309   306855

California Municipal III

Reelection of John J. Dalessandro 6936     10
Election of David C. Flattum        14379010   135694
Reelection of R. Peter Sullivan    14375430   139274

New York Municipal III

Reelection of John J. Dalessandro 1652            5
Election of David C. Flattum        3674463   58154
Reelection of R. Peter Sullivan    3672463    60154

Paul Belica, Robert Connor and Hans W. Kertess
Continue to serve as Trustees of the Funds.